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                                                                       EXHIBIT 5


[LETTHERHEAD OF HUGHES HUBBARD & REED LLP]
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                                                            July 29, 1996


Sonat Offshore Drilling Inc.
4 Greenway Plaza
Houston, TX  77046

Gentlemen:

          We have acted as counsel for Sonat Offshore Drilling Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement (the "Registration Statement") filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the offering and sale of not more than 28,652,037 shares of the Company's Common Stock, par value $.01 per share (the "Shares"), in connection with the offer by the Company to exchange for each share of Transocean ASA .53 of a share of Common Stock or $27.25 in cash. Terms defined in the Registration Statement and used herein have such respective defined meanings.

          We have examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates, records, instruments and other documents, have made such inquiries as to questions of fact of officers and representatives of the Company and have made such examinations of law as we have deemed appropriate for purposes of giving the opinion hereinafter expressed.

          We are members of the bar of the State of New York, and the opinion set forth below is restricted to matters controlled by federal laws, the laws of the State of New York and the General Corporation Law of the State of Delaware.

          Based on the foregoing, it is our opinion that, when (i) the applicable provisions of the Act and such "Blue Sky" or other state securities laws as may be applicable shall have been complied with, (ii) the Exchange Offer Proposal shall have been duly approved by the requisite vote of the Sonat Offshore Stockholders, (iii) if the Exchange Offer is amended to provide for an increase in the number of shares of Company Common Stock to be issued in the
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Exchange Offer above the number of shares of Company Common Stock authorized but unissued and not otherwise reserved, the Share Increase Amendment shall have been duly approved and effected, and (iv) certificates evidencing the Shares shall have been duly executed and delivered against due conveyance to the Company of Transocean Stock in accordance with the Exchange Offer, the Shares will be legally issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.


                                            Very truly yours,



                                            /s/ Hughes Hubbard & Reed LLP